UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2020

GENUINE PARTS COMPANY

(Exact name of registrant as specified in its charter)

GA	001-05690	58-0254510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2999 WILDWOOD PARKWAY, ATLANTA, GA	30339
(Address of principal executive offices)	(Zip Code)

(678) 934-5000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	GPC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 30, 2020, Genuine Parts Company (the “Company”) entered into a new revolving credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of commercial lenders from time to time party thereto, which permits borrowings up to $1.5 billion (the “New Revolving Credit Facility”) by the Company and certain of its foreign subsidiaries. The terms of the New Revolving Credit Facility are substantially similar to the terms of the Company’s Syndicated Facility (defined below) which is being terminated and repaid in connection with the entry into this new facility, except that the New Revolving Credit Facility does not provide for any term loans nor does it require prepayments out of the proceeds of capital market transactions. Borrowings under the New Revolving Credit Facility bear interest at a rate of LIBOR (or a similar index for foreign currency borrowings) plus a margin that ranges from 100 basis points to 200 basis points, which margin will depend on the Company’s debt rating, with a LIBOR floor of 0.50%. The Company is also required to comply with a financial covenant with respect to a maximum leverage ratio of 4.00 to 1.00, reducing to 3.50 to 1.00 on March 31, 2021. In addition, the New Revolving Credit Facility contains customary default provisions, including, but not limited to, failure to pay principal or interest when due, failure to comply with covenants, or a change in control. The New Revolving Credit Facility contains customary covenants, representations and warranties that are standard for this type of transaction. The New Revolving Credit Facility matures five years after its date of effectiveness.

The foregoing description of the New Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the New Revolving Credit Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The lenders under the New Revolving Credit Facility and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 1.02	Termination of a Material Definitive Agreement.

Simultaneously with its entry into the New Revolving Credit Facility, the Company used borrowings from the New Revolving Credit Facility or cash on hand to terminate and repay in full all outstanding indebtedness under the multi-currency Syndicated Facility Agreement (the “Syndicated Facility”) with Bank of America, N.A. as administrative agent.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Syndicated Facility Agreement dated October 30, 2020 among Genuine Parts Company, UAP, Inc., and Certain Designated Subsidiaries as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, Domestic Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., acting through its Toronto Branch, as Canadian Swing Line Lender and the other Lenders and L/C Issuers party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

November 2, 2020	By:	/s/ Carol B. Yancey
	Name:	Carol B. Yancey
	Title:	Executive Vice President and CFO